SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Under Rule 14a-12

TROVER SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1

Dear Colleagues -

As you all know, we the Management Group, as well as our Board of Directors, have been working hard to decide what is the best thing we can do to create value for our shareholders while serving the needs of our customers and our employees. Today, we have announced that Trover Solutions has entered into an agreement to be purchased by Tailwind Capital Partners. (A copy of our press release is attached.) By way of background, Tailwind Capital Partners is a leading private equity firm, and it is based in New York City. ( http://www.tailwindcap.com/). Private equity firms make stock investments in a variety of companies and a variety of situations, and Trover Solutions would be a typical sort of investment for “TWP”. TWP will become our largest and majority shareholder. When the actual purchase occurs, sometime this spring, Trover Solutions will no longer be a publicly-held company.

TWP and other private equity firms are “limited partnerships”. Private equity firms typically raise money from universities, insurance companies, endowment funds, and very wealthy individuals who become “limited partners”. TWP is the “general partner”. On behalf of the partnership, TWP makes stock investments in the shares of companies like Trover.

The individuals we will be working with most closely at TWP are Doug Karp, Larry Sorrel, Geoff Raker, and Eric Haley. I invite you to review their credentials under the “Team” link on the TWP website. I am sure you will agree with me that we are gaining a very experienced and talented group of investors who will be our partners. We have spent considerable time with these individuals, and I have done substantial reference checking on each of them. They are all highly recommended, and I have found them to be “good guys” — high praise in my way of thinking.

I and the other members of the Management Group are very excited about this development, and we believe it will be in the best interests of our shareholders. The Trover Solutions Board has unanimously approve the transaction and will call a special meeting of our shareholders to vote for approval. If a majority of the shares (50%+) vote in favor, then we should expect this transaction to be consummated. All Trover Solutions shareholders will receive a document called a proxy that will fully explain all the details of the transaction, and we will be sure that all of you get a copy as well. We will be working hard to file the first draft of the proxy to be public knowledge as soon as possible in March. At that point, much more detailed information will be available to both shareholders and employees.

Because there are strict securities laws regarding shareholder communication around a proxy “solicitation”, I am not able to go into any of the details of the transaction until the proxy statement is public information.

However, I can say that I and the other members of the Management Group believe this transaction will be good for all of our employees in the coming years. We will be able to avoid the expenses of being a public company (about $1 million per year and rising), and it will be easier for us to prevent our competitors from getting valuable information about how we run our business. Most important to you, this transaction, in and of itself, has no implications regarding your employment at Trover Solutions or compensation and benefits arrangements. Of course, we will continue every year to reevaluate all of our compensation and benefits arrangements for competitiveness in the market place and for affordability by the company. In the meantime, no change.

We do want to answer any questions you might have, and we are allowed to converse with our employees on this news. In in order to facilitate discussion, we will schedule conference calls today at noon, 2pm, and 4pm. If you want to ask questions or hear what other Trover Solutions employees are asking about, feel free to dial 1-800-441-0022 at one of the scheduled times that works for you.

Sincerely

Pat